UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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MGP Ingredients, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2011 ANNUAL MEETING OF
STOCKHOLDERS AND PROXY STATEMENT

MGP INGREDIENTS, INC.
Cray Business Plaza
100 Commercial Street
Atchison, Kansas 66002

September 26, 2011

NOTICE OF ANNUAL MEETING

To the Stockholders:

The Annual Meeting of Stockholders of MGP Ingredients, Inc. will be held at the Presbyterian Community Center, 401 Santa Fe, Atchison, Kansas 66002, on Thursday, October 20, 2011, beginning at 10:00 a.m., local time, for the following purposes:

▪	To elect three directors, each for a term expiring at the Annual Meeting in 2014;

▪	To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the transition period ending December 31, 2011;

▪	To conduct an advisory vote on the compensation of our named executive officers;

▪	To conduct an advisory vote on the frequency of holding future advisory votes on executive compensation; and

▪	To transact such other business as may properly come before the meeting.

Holders of Common and Preferred Stock of record on the books of the Company at the close of business on September 1, 2011, will be entitled to vote at the meeting or any adjournment thereof.

IF YOU HOLD YOUR SHARES IN A STREET NAME, YOUR BROKER WILL NOT BE ABLE TO VOTE YOUR SHARES WITH RESPECT TO THE ELECTION OF DIRECTORS AND MATTERS RELATING TO EXECUTIVE COMPENSATION IF YOU HAVE NOT PROVIDED DIRECTIONS TO YOUR BROKER.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE CAST YOUR VOTE AS SOON AS POSSIBLE. GENERALLY, YOU MAY VOTE BY TELEPHONE, BY INTERNET, OR BY COMPLETING, SIGNING AND RETURNING THE ENCLOSED PROXY/VOTING INSTRUCTION CARD. SPECIFIC INSTRUCTIONS APPEAR ON THE ENCLOSED PROXY/VOTING INSTRUCTION CARD.

By Order of the Board of Directors

John R. Speirs Chairman of the Board

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON OCTOBER 20, 2011.  This Notice, the Company’s proxy statement and its annual report to stockholders are available at www. proxyvote.com.

PROXY STATEMENT

This Proxy Statement and the enclosed form of Proxy/Voting Instruction Card are being furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of MGP Ingredients, Inc. (the “Company”) to be held on Thursday, October 20, 2011, as set forth in the preceding Notice.  It is expected that this Proxy Statement and the enclosed form of Proxy/Voting Instruction Card will be mailed to stockholders commencing September 26, 2011.

GENERAL INFORMATION

As of September 1, 2011, there were 17,905,767 shares of Common Stock outstanding and 437 shares of Preferred Stock outstanding.  The holders of outstanding shares of Common Stock and Preferred Stock of the Company at the close of business on September 1, 2011 are entitled to notice of and to vote at the Annual Meeting.  The presence in person or by proxy of persons entitled to vote a majority of the issued and outstanding shares of each class of stock entitled to vote will constitute a quorum for the transaction of business at the meeting.  Abstentions and broker non-votes (defined below) are counted as present and entitled to vote for purposes of determining if a quorum exists.

Generally, holders of Common and Preferred Stock each vote separately as a class with respect to each matter that the class is authorized to vote on, with each share of stock in each class being entitled to one vote.  In the election of directors, the holders of Common Stock are entitled to vote on the election of Group A directors and the holders of Preferred Stock are entitled to vote on the election of Group B directors.  Election of directors is determined by a plurality vote, and the candidates for office who receive the highest number of votes will be elected.  For the ratification of the Audit Committee's selection of KPMG LLP as our independent registered public accounting firm for the transition period ending December 31, 2011, the affirmative vote of the holders of a majority of the shares of Preferred Stock and of the holders of a majority of the shares of Common Stock present in person or by proxy at the meeting and entitled to vote thereat is required. For the advisory vote seeking approval of  named executive officer compensation, the affirmative vote of the holders of a majority of the shares of Preferred Stock and of the holders of a majority of the shares of Common Stock present in person or by proxy at the meeting and entitled to vote thereat is required.  With respect to the proposal on the frequency of holding an advisory vote on executive compensation, the alternative that receives the highest number of votes from holders of Common Stock will be deemed the preferred frequency selected by stockholders.

Abstentions will be treated as shares present and entitled to vote for purposes of any matter requiring the affirmative vote of a majority or other proportion of the shares present and entitled to vote. Accordingly, abstentions with respect to the advisory vote on executive compensation and on ratification of the appointment of KPMG LLP as our independent registered public accounting firm will have the same effect as a vote against the proposal.  Because they are plurality votes, abstentions and withheld votes will have no affect on the frequency of future advisory votes on executive compensation or the election of directors. With respect to shares relating to any Proxy as to which a broker non-vote is indicated on a proposal, those shares will not be considered present and entitled to vote with respect to any such proposal and therefore will not affect the outcome of the proposal.  If any matter is brought before the Annual Meeting requiring the affirmative vote of a majority or other proportion of the outstanding shares of a class, an abstention or broker non-vote will have the same effect as a vote against the matter being voted upon.

Stockholders of record may vote in person at the Annual Meeting or by granting a proxy. Common shares may be voted by proxy in one of the following ways: (i) by Internet at the address listed on the enclosed Proxy/Voting Instruction Card, (ii) by telephone using the toll-free number listed on the enclosed Proxy/Voting Instruction Card, or (iii) by returning the enclosed Proxy/Voting Instruction Card (signed and dated) in the envelope provided. All shares represented by a Proxy that is properly submitted and received in time for the meeting and not revoked will be voted. If a choice is specified with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made.  If no choice is specified, the Proxy will be voted FOR each of the nominees named on the Proxy with respect to the election of directors, FOR ratification of the appointment of KPMG LLP as our independent registered accounting firm for the transition period ending December 31, 2011, FOR approval of the resolution approving the Company's named executive officer compensation, and IN FAVOR OF an annual advisory vote frequency on executive compensation.

Stockholders holding shares in street name are receiving a voting instruction card from their broker, trustee or other nominee, and should check the voting form used by that firm to determine whether the stockholder may provide voting instructions to the broker or other nominee by telephone or the Internet. Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners.  Brokers who are record holders of shares are restricted from exercising authority to vote those shares. Brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners, but they are not permitted to vote (a “broker non-vote”) on non-discretionary items absent instructions from the beneficial owner. With respect to the Annual Meeting, brokers are prohibited from exercising discretionary authority in the election of our directors, on the advisory vote to approve named executive officer compensation and on the vote on frequency of such advisory votes.

Persons with shares held in the Company’s Employee Stock Purchase Plan (“ESPP”) will receive a Proxy/Voting Instruction Card in the same form that is sent to record holders of Common Stock and may give their voting instructions to the ESPP plan administrator by any of the methods specified above.    If you hold shares in the ESPP and do not provide instructions, your shares will not be voted.  Persons with shares in the Company’s Employee Stock Ownership Plan (“ESOP”) are receiving a voting instruction card from the plan trustee.  To vote these shares, ESOP participants will need to follow the instructions on the voting instruction card.  The trustees will vote ESOP shares in a participant’s account as directed by the participant.  If no direction is given, it is anticipated that the trustees will vote the participant’s shares in accordance with the recommendation of the Company’s Board of Directors.

Proxies may be revoked at any time before they are exercised: (i) by written notice to the Corporate Secretary, (ii) by telephone or electronic notice to the Company’s transfer agent, (iii) by a properly executed, later-dated written or electronic proxy, or (iv) by voting by ballot at the Annual Meeting. Your voting method will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person.

The principal executive offices of the Company are located at Cray Business Plaza, 100 Commercial Street, Atchison, Kansas 66002 and the Company’s telephone number at that address is (913) 367-1480.

PROPOSAL 1-ELECTION OF DIRECTORS

Nominees

One Group A Director and two Group B Directors are required to be elected at the Annual Meeting.  The holders of the Common Stock are entitled to vote for the person nominated for the Group A position.  The holders of Preferred Stock are entitled to vote for the persons nominated for the Group B positions.  Gary Gradinger has been nominated by the Board of Directors for election to the Group A position for a term expiring at the Annual Meeting in 2014.  Timothy W. Newkirk and Karen Seaberg have been nominated by the Board of Directors for election to Group B positions for terms expiring at the Annual Meeting in 2014.  Mr. Gradinger has been a director since 2005.  Mr. Newkirk has been a director since 2008 and Mrs. Seaberg has been a director since 2009.  Each of the nominees has consented to serve if elected.  If for any reason any of the nominees should not be available or able to serve, the Proxies will exercise discretionary authority to vote for substitutes deemed by them to be in the best interests of the Company.

GROUP A NOMINEE
(For a term expiring in 2014)

GARY GRADINGER	Mr. Gradinger, age 68, has been a director since June 2005. He is a member of the Audit Committee and of the Human Resources and

Compensation Committee.  Since 1983, he has served as the Chairman and Chief Executive Officer of Golden Star, Inc., a privately owned company which is engaged in the production of textile cleaning, communication and safety products.  He also serves as a director of Buffalo Funds, Buffalo Large Cap Fund, Inc., Buffalo High Yield Fund, Inc., Buffalo US Global Fund, Inc., Buffalo Balanced Fund, Inc. and Buffalo Small Cap Fund, Inc. The Company believes that Mr. Gradinger’s qualifications to serve on the Board include his long experience as a CEO and his experience on boards of other publicly held companies.

GROUP B NOMINEES
(For terms expiring in 2014)

TIMOTHY W. NEWKIRK
Mr. Newkirk, age 43, has served as President and Chief Executive Officer since March 2008.  He served as Director of Operations from May 2005 to March 2006, as Vice President and Chief Operating Officer from March 2006 to October 2006, and as President and Chief Operating Officer from October 2006 to March 2008. He began his career with the Company in 1991, serving initially as a distillery shift manager and later as a process engineer, project engineer and quality control manager at the Company’s Atchison plant. He was promoted to manager of the Company’s Pekin, Illinois plant in 1997, and served in that capacity until the spring of 2000, when he accepted the position of Vice President of Operations for the former High Plains Corporation, an ethanol production company located in Wichita, Kansas, which in fiscal 2001 had approximately 150 employees. Mr. Newkirk was in charge of manufacturing operations at High Plains Corporation’s three facilities. In January 2002, Mr. Newkirk became Vice President of Global Operations for Abengoa Bioenergy S.L. following that company’s acquisition of High Plains Corporation. As Vice President of Global Operations, he managed Abengoa Bioenergy’s five ethanol facilities in the United States and Europe. In August 2003 he was appointed Chief Operating Officer of Abengoa Bioenergy Corporation, which was the successor to the former High Plains Corporation.  He held that position until his return to the Company as Director of Operations in the spring of 2005, in which position he was responsible for the operations of the Company’s Atchison and Pekin facilities.    The Company believes that Mr. Newkirk’s qualifications to serve on the Board include his position as CEO of the Company and his extensive experience in distillery operations.

KAREN SEABERG
Mrs. Seaberg, age 64, has been a director since August 2009.   She has been an executive travel agent with the Atchison Travel Center for the past 20 years and is co-owner of a local Long John Silver’s franchise in Atchison, Kansas.  Mrs. Seaberg is active in civic affairs at the local and national levels, including the 2004-06 Lewis & Clark National Bicentennial Commemoration, the Atchison Chamber of Commerce and the Atchison River Front/Downtown Development.  She served on the Lewis & Clark Trail Heritage Foundation board from 2003 to 2007 and as its national president from 2007-2008.  Mrs. Seaberg served on the Atchison Hospital Board from 1990 to 2004, and presently serves on the Board of the Cray Medical Research Foundation at the University of Kansas Medical Center, Kansas City, Kansas, a position she has held since 1995. She is the daughter of Cloud L. Cray, Jr.  The Company believes that Mrs. Seaberg’s qualifications to serve on the Board include her business and civic experience and organizational skills and her familiarity with the community in which the Company operates.

OTHER
GROUP A DIRECTORS

LINDA E. MILLER
Ms. Miller, age 58, has been a director since June 2000.  Her current term expires in 2012.  She is a member of the Audit Committee, the Human Resources and Compensation Committee and the Nominating Committee.  She is an independent marketing consultant and has been a member of the Engineering Management Graduate Faculty at the University of Kansas since 1989.  She was previously employed by Dupont, Baxter Healthcare and the American Business Women’s Association, Kansas City, Missouri.  The Company believes that Ms. Miller’s qualifications to serve on the Board include her experience as a marketing consultant and her background as educator in the field of business management.

DARYL R. SCHALLER, Ph.D.
Dr. Schaller, age 67, has been a director since October, 1997.  His current term expires in 2012.  He is Chairman of the Human Resources and Compensation Committee and a member of the Audit Committee.  He currently provides, and from 1996 through November 2001 provided, consulting services through his consulting firm, Schaller Consulting.  He was Vice President of Research and Development of International Multifoods Corp., of Minneapolis, Minnesota, from November 2001 through June 2003. He retired from Kellogg Co. in 1996 after 25 years of service.  He served Kellogg as its Senior Vice President—Scientific Affairs from 1994 until 1996, and previously was Senior Vice President—Research, Quality and Nutrition for Kellogg. The Company believes that Dr. Schaller’s qualifications to serve on the Board include his education and extensive experience in the food industry.

JOHN R. SPEIRS
Mr. Speirs, age 62, has been a director since 2004.  His current term expires in 2013.  He serves in the capacity of lead director and was named Chairman of the Board upon the retirement of Ladd Seaberg from Board service on August 27, 2009.  He is the Chairman and co-founder of Stellus Consulting, a Minneapolis, Minnesota-based strategy consulting firm formed in 2001 that specializes in business strategy, strategic visioning, merger and acquisition support and branding strategy.  From 1998 to 2000 he served as Executive Vice President of Marketing for Diageo PLC and from 1989 to 1998 he served in various capacities with Pillsbury, the last being as Senior Vice President of Strategy and Brand Development from 1995 to 1998. Prior thereto he served as an officer and in other management capacities with Lever Brothers from 1975. The Company believes that Mr. Speirs’ qualifications to serve on the Board include his experience as a member of senior management in both the food and alcohol industries and as a strategic planner.

OTHER
GROUP B DIRECTORS

MICHAEL BRAUDE
Mr. Braude, age 75, has been a director since 1991.  His current term expires in 2012.  He is Chairman of the Nominating Committee and a member of the Audit Committee and the Human Resources and Compensation Committee.  He was the President and Chief Executive Officer of the Kansas City Board of Trade, a commodity futures exchange, from 1984 until his retirement in 2000.  Mr. Braude is a director of Kansas City Life Insurance Company, a director of Midwest Trust Company, Kansas City, Missouri, a trustee of Midwest Research Institute and a trustee of the Kansas Public Employees Retirement System.  The Company believes that Mr. Braude’s qualifications to serve on the Board include his long tenure on the Board and his experience in and knowledge of grain market dynamics.

JOHN E. BYOM
Mr. Byom, age 57, has been a director since 2004.  His current term expires in 2013.  He is Chairman of the Audit Committee and a member of the Human Resources and Compensation Committee and of the Nominating Committee.  Since October 2007, Mr. Byom has been an owner and the CEO of Classic Provisions, Inc., a specialty foods distribution company based in Plymouth, Minnesota.  He is the former Chief Financial Officer of International Multifoods Corporation.  He left that company in March 2005 after 26 years with the company, including four years as Vice President of Finance and Chief Financial Officer, from March 2000 to June 2004. After the sale of Multifoods to The J.M. Smucker Company in June 2004, he was President of Multifoods Foodservice & Bakery Products. Prior to his time as CFO, Mr. Byom was President, US Manufacturing from July 1999 to March 2000, and Vice President of Finance and IT for the North American Foods Division from 1993 to 1999. Mr. Byom held various other positions prior thereto, including Controller of the Bakery Products Division from 1990 to 1991 and Internal Auditor and Supervisor of Audit from 1979 to 1981.  Mr. Byom also is a director of Prestige Brands Holdings, Inc. The Company believes that Mr. Byom’s qualifications to serve on the Board include his background in finance, IT and internal audit, his experience as a chief financial officer and his public company board experience.

CLOUD L. CRAY, JR.
Mr. Cray, age 88, has been a director since 1957.  His current term expires in 2013.  He served as Chairman of the Board from 1980 until 2006 and as Chief Executive Officer from 1980 to September, 1988, and has been an officer or director of the Company for more than 50 years.  He is the father of Karen Seaberg.  The Company believes that Mr. Cray’s qualifications to serve on the Board include his long tenure as a Board member and CEO of the Company, his familiarity with the markets in which the Company operates and his significant stock ownership.

PROPOSAL 2 — RATIFICATION OF THE AUDIT COMMITTEE’S
SELECTION OF KPMG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We have determined to change our fiscal year, and our next financial statement audit will be for a six month transition period ending December 31, 2011.  The Audit Committee has selected KPMG LLP as our independent registered public accounting firm to audit the Company's consolidated financial statements for this transition period ending December 31, 2011 and to provide an attestation report on the effectiveness of its internal control over financial reporting as of December 31, 2011.  KPMG LLP served as the Company's independent registered public accounting firm in fiscal 2011. We are seeking our stockholders’ ratification of the Audit Committee’s selection of our independent registered public accounting firm even though we are not legally required to do so. If our stockholders ratify the Audit Committee’s selection, the Audit Committee nonetheless may, in its discretion, retain another independent registered public accounting firm at any time if the Audit Committee feels that such change would be in the best interest of the Company and its stockholders. Alternatively, if this proposal is not approved by stockholders, the Audit Committee may re-evaluate its decision. One or more representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity, if desired, to make a statement and are expected to be available to respond to appropriate questions from stockholders. As explained above in GENERAL INFORMATION, ratification of this proposal requires the affirmative vote of the holders of a majority of  shares of Preferred Stock and of the holders of a majority of the shares of Common Stock present in person or by proxy at the meeting that are entitled to vote on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”
RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF KPMG LLP
AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 3 - APPROVAL, ON AN ADVISORY BASIS, OF
COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

The recently enacted Dodd−Frank Act provides that the Company’s stockholders have the opportunity to vote to approve, on an advisory (nonbinding) basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with the Securities and Exchange Commission's ("SEC") rules. Pursuant to Section 14A of the Securities Exchange Act, the Company is presenting the following “say on pay” proposal, which gives stockholders the opportunity to approve or not approve the Company’s compensation program for named executive officers, as disclosed pursuant to Item 402 of Regulation S−K, by voting for or against the resolution set out below. While our Board intends to carefully consider the stockholder vote resulting from this proposal, the final vote will not be binding on the Company and is advisory in nature.

The Company submits the following proposal:

“RESOLVED, that the stockholders of MGP Ingredients, Inc. approve, on an advisory basis, compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S−K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion."

This say−on−pay vote is advisory, and therefore, is not binding on the Company, the Human Resources and Compensation Committee or the Board. The Board and the Company’s Human Resources and Compensation Committee value the opinions of our stockholders, and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, the Company, the Board and the Human Resources and Compensation Committee will consider the results of the vote in future compensation deliberations.  As explained above in GENERAL INFORMATION, approval of this proposal requires the affirmative vote of the holders of a majority of the shares of Preferred Stock and of the holders of a majority of the shares of Common Stock present in person or by proxy at the meeting that are entitled to vote on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR”
APPROVAL OF THE COMPENSATION AWARDED TO THE COMPANY’S
NAMED EXECUTIVE OFFICERS FOR THE FISCAL YEAR ENDED JUNE 30, 2011.

PROPOSAL 4 — ADVISORY VOTE ON THE FREQUENCY OF HOLDING
ADVISORY VOTES ON EXECUTIVE COMPENSATION

In addition to the advisory vote on executive compensation set forth in Proposal No. 3 above, the Dodd−Frank Act requires that stockholders have the opportunity to vote on how often they believe the advisory vote on executive compensation should be held in the future.

The Board believes that holding an advisory vote on executive compensation every year is the most appropriate policy for our stockholders and the Company at this time. Holding an annual advisory vote best enables the Board and the Human Resources and Compensation Committee to thoughtfully evaluate and respond to stockholder input and effectively implement any changes to the Company's executive compensation program that they may deem necessary or appropriate.

While the Board recommends that stockholders vote to hold the advisory vote every year, the voting options are to hold the advisory vote every year, every two years or every three years. Stockholders may also abstain from voting on this proposal. Because your vote is advisory, it will not be binding upon the Board. However, the Board values stockholders’ opinions and will consider the outcome of the vote when determining the frequency of future advisory votes on executive compensation. While the Board is making a recommendation with respect to this proposal, stockholders are being asked to vote on the choices specified above, and not whether they agree or disagree with the Board’s recommendation.

Although holders of both Preferred Stock and Common Stock are being asked to vote on an advisory basis on proposal 4, the option of one year, two years, or three years that receives the highest number of votes cast by holders of Common Stock will be deemed by the Board of Directors to be the preferred frequency of stockholders when determining the frequency of future advisory votes on executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR HOLDING
ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY YEAR.

CERTAIN INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES

Standing Committees; Meetings; Independence.

The Board has three standing committees:  Audit Committee, Nominating Committee and Human Resources and Compensation Committee.  The members of the Audit Committee, the Human Resources and Compensation Committee and the Nominating Committee throughout the last fiscal year were as follows: Audit Committee – John E. Byom (Chairman), Michael Braude, Gary Gradinger, Linda E. Miller and Daryl R. Schaller; Human Resources and Compensation Committee – Daryl R. Schaller (Chairman), Michael Braude, John E. Byom, Gary Gradinger and Linda E. Miller; Nominating Committee – Michael Braude (Chairman), John Byom and Linda Miller.

During the fiscal year ended June 30, 2011, the Board met 5 times, the Audit Committee met 9 times, the Human Resources Committee met 5 times and the Nominating Committee met 2 times.   Each director attended more than 75% of the meetings of the Board and the Committees of which the director was a member.

The Board has determined that Michael Braude, John E. Byom, Gary Gradinger, Linda E. Miller, Daryl R. Schaller and John R. Speirs are each independent, as defined in Rule 4200 (a) (15) of the NASDAQ Stock Market.

Audit Committee.

The Audit Committee reviews the process involved in the preparation of the Company’s annual audited financial statements and appoints a firm of independent public accountants to serve as independent auditor and to conduct that audit and review the Company’s quarterly financial statements.  It also reviews and makes recommendations with regard to the process involved in the Company’s implementation of its conflict of interest and business conduct policy, is responsible for establishing and monitoring compliance under the code of conduct applicable to the chief executive and financial officers and oversees the Board’s risk management process.  In connection with this work, the Committee engages in regular discussions of the Company’s risks with senior management, internal auditors and external auditors and annually reviews: (a) the adequacy of the Audit Committee’s written charter that has been adopted by the Board of Directors; (b) the independence and financial literacy of each member of the Audit Committee; (c) the plan for and scope of the annual audit; (d) the services and fees of the independent auditor; (e) certain matters relating to the independence of the independent auditor; (f) certain matters required to be discussed with the independent auditor relative to the quality of the Company’s accounting principles; (f) the audited financial statements and results of the annual audit; (g) recommendations of the independent auditor with respect to internal controls and other financial matters; (h) significant changes in accounting principles that are brought to the attention of the Committee; and (i) various other matters that are brought to the attention of the Committee.

The Board of Directors has determined that John E. Byom is an “audit committee financial expert”, as defined in Item 407(d) (5) of SEC Regulation S-K.  The Board has determined that Mr. Byom is independent, as independence for audit committees is defined in the applicable listing standards of the NASDAQ Stock Market. Under SEC regulations, a person who is determined to be an audit committee financial expert will not be deemed an "expert" for any purpose, including without limitation for purposes of section 11 of the Securities Act of 1933.  Further, the designation or identification of a person as an audit committee financial expert does not impose any duties, obligations or liability on such person that are greater than the duties, obligations and liability imposed on such person as a member of the audit committee and board of directors in the absence of such designation or identification and does not affect the duties, obligations or liability of any other member of the audit committee or board of directors.

The Board of Directors has adopted a written charter for the Audit Committee, which may be found on the Company's website at www.mgpingredients.com.

The information in or referred to in the foregoing paragraph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Audit Committee Report

The Audit Committee has reviewed and discussed with management the audited financial statements for the fiscal year ended June 30, 2011; has discussed with the independent auditor the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU ss. 380), as modified or supplemented; has received the written disclosures and letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight  Board regarding the independent accountant’s communications with the audit committee; and has discussed with the independent auditor the auditor’s independence.  Based on such review and discussions, the Audit Committee recommended to the

Board of Directors that the audited financial statements for the fiscal year ended June 30, 2011 be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

This report is made over the name of each continuing member of the Audit Committee at the time of such recommendation, namely John E. Byom (Chairman), Michael Braude, Gary Gradinger, Linda E. Miller and Daryl R. Schaller.

The Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Nominating Committee.

The purposes of the Nominating Committee are to recommend to the Board the qualifications for new director nominees, candidates for nomination and policies concerning compensation and length of service.  The Nominating Committee has a charter, a copy of which is available to stockholders on the Company’s website at www.mgpingredients.com.

In identifying nominees for the Board of Directors, the Nominating Committee relies on personal contacts of the committee members and other members of the Board of Directors and management.  The Nominating Committee will also consider candidates recommended by stockholders in accordance with its policies and procedures. However, the Nominating Committee may choose not to consider an unsolicited candidate recommendation if no vacancy exists on the Board.  The Nominating Committee may, in its discretion, use an independent search firm to identify nominees.

The Nominating Committee believes that each candidate for the Board should be a person known for his or her integrity and honesty.  Although the Committee does not have a formal policy with regard to diversity in identifying candidates, it looks for education or experience, knowledge or skills that complement those of existing members and which may be helpful to the Board in exercising its oversight responsibilities.  A sufficient number of Board members must meet the tests for independence set forth in the applicable listing standards of the NASDAQ Stock Market and Section 10A of the Exchange Act to permit the Company to satisfy applicable NASDAQ and legal requirements.  The Committee also believes it is desirable for at least one Board member to be an “audit committee financial expert”, as defined in Rule 407(d) (5) of Regulation S-K.  In considering candidates, the Committee may take into account other factors as it deems relevant.

In evaluating potential nominees, the Nominating Committee determines whether the nominee is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria set forth above. The Nominating Committee generally will conduct a check of the individual’s background and conduct personal interviews before recommending any candidate to the Board.  The Nominating Committee in its sole discretion may require candidates (including a stockholder’s recommended candidate) to complete a form of questionnaire to elicit information required to be disclosed in the Company’s proxy statement.

Stockholders who wish to recommend candidates for consideration by the Nominating Committee in connection with next year’s annual meeting should submit the candidate’s name and related information in writing to the chairperson of the Nominating Committee in care of the Company’s Secretary, at Cray Business Plaza, 100 Commercial Street, P.O. Box 130, Atchison, Kansas, 66002, on or before January 6, 2012.  In addition to the name of the candidate, a stockholder should submit:

•	his or her own name and address as they appear on the Company’s records;

•
if not the record owner, a written statement from the record owner of the shares that verifies the recommending stockholder’s beneficial ownership and period of ownership and that provides the record holder’s name and address as they appear on the Company’s records;

•	a statement disclosing whether such recommending stockholder is acting with or on behalf of any other person, entity or group and, if so, the identity of such person, entity or group;

•	the written consent of the person being recommended to being named in the proxy statement as a nominee if nominated and to serving as a director if elected; and

•
pertinent information concerning the candidate’s background and experience, including information regarding such person required to be disclosed in solicitations of proxies for election of directors under Regulation 14A of the Securities Exchange Act of 1934, as amended.

Human Resources and Compensation Committee

The Human Resources and Compensation Committee recommends to the Board of Directors the salary and incentive compensation of the Chief Executive Officer and other executive officers of the Company. The Committee reviews the scope and type of compensation plans for other management personnel and makes recommendations to the Board with respect to equity based-plans that are subject to Board approval.  The Committee administers the Company’s stock option and restricted stock plans, and also serves as an executive search committee.  Each Committee member qualifies as a non-employee director under SEC Rule 16b-3 and as an outside director for purposes of Internal Revenue Code Section 162(m).  The Committee has a charter, which may be found on the Company’s website at www.mgpingredients.com.

The Committee typically meets four or five times a year and generally considers and recommends various components of the Company's compensation programs at regularly scheduled times throughout the year.  Such programs typically originate as recommendations of management.  At its March meeting, the Committee typically considers any proposed amendments to benefit plans that are to take effect in the following fiscal year.  In June, it typically conducts performance and salary reviews of the CEO and receives the CEO's performance reviews and salary recommendations for other officers. Historically, it generally has considered long term incentive awards and performance goals for annual cash incentives in June or August.

When considering compensation matters, the Committee relies upon the experience of its members, the recommendations of management and outside consultants retained by the Committee.  In prior years, the Committee has used The Hay Group for competitive market information on salaries and Pearl Meyer & Partners for similar information on annual cash and stock incentive awards.  In developing these programs, the consultants were retained by the Committee, although they worked directly with management for the purposes of gathering information and conducting interviews with management team members on key compensation issues. During the current year, at the direction of the Committee, management retained Greg Wolf, of Greg Wolf Consulting and who was formerly associated with The Hay Group, to review the Company's current compensation program for directors and to make recommendations that would increase the overall competitiveness of Board compensation.

See "EXECUTIVE COMPENSATION AND OTHER MATTERS - Compensation Discussion and Analysis – How We Determine Compensation" for further information on the processes we follow in setting compensation.

Board Leadership Structure and Role in Risk Management.

Our Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board.  The Board believes it is in the best interests of the Company to make that determination in a manner that it believes best provides appropriate leadership for the Company at the time, based on the circumstances and direction of the Company and the membership of the Board.  Our current structure has a separate Chief Executive Officer and Chairman of the Board of Directors who also acts in the capacity of lead director.   Timothy W. Newkirk is our Chief Executive Officer and President and is responsible for day-to-day leadership of the Company.   John Speirs serves as the Chairman of the Board and as lead director. The Board of Directors believes this is the most appropriate structure for the Company at this time, as it permits the President and Chief Executive Officer to focus his attention on managing our day-to-day business and enhances the ability of the Board of Directors to provide strong, independent oversight of the Company’s management and affairs.

Our Board of Directors has risk oversight responsibility for the Company and administers this through its Audit Committee.   The audit committee oversees our risk management process through regular discussions of the Company’s risks with senior management, internal auditors and external auditors.

Compensation Committee Interlocks and Insider Participation

No member of the Human Resources and Compensation Committee is now or was at any time during the past year an officer or employee of the Company or any of its subsidiaries, was formerly an officer of the Company or any of its subsidiaries, or had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K.

Human Resources and Compensation Committee Report

The Human Resources and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth below in this Proxy Statement and based on such review and discussion recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee Members:	Daryl Schaller, Chairman Michael Braude Gary Gradinger Linda E. Miller John E. Byom

The Human Resources and Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically  incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

This discussion provides an overview and analysis of our compensation programs and policies, the compensation decisions we made under those programs and policies and the factors we considered in making those decisions.  We also provide a series of tables that present information about the compensation earned or paid in each of fiscal 2009, fiscal 2010 and fiscal 2011 to our named executive officers, including:

▪	Timothy W. Newkirk - Mr. Newkirk has served as President and Chief Executive Officer since March 5, 2008.

▪	Don Tracy – Mr. Tracy joined the Company in October 2009 and has served as Vice President of Finance and Chief Financial Officer since November 6, 2009.

▪
Donald Coffey, Ph.D. – Dr. Coffey has served as Executive Vice President of Research, Development and Innovation since August 2010.  Prior to that, he had been Executive Vice President of both Sales and Marketing and of Research, Development and Innovation since June 2009 and had been Executive Vice President of the Company’s Ingredient Solutions segment since November 2008.  He joined the Company as Vice President of Innovation in July 2007.

▪
Scott Phillips – Mr.  Phillips has served as Vice President, Supply Chain Operations since June 2009.  For a year prior to that, he served as Corporate Director of Manufacturing for the Company’s ingredient Solutions segment.  He joined the Company as General Manager of Extrusion Technology in July 2007.

▪
Randall M. Schrick - Mr. Schrick served as Vice President – Engineering & Corporate Director of Distillery Products Manufacturing in fiscal 2008 and 2009 until June 2009 when he was named Vice President of Engineering.  Since November 11, 2009, he also has served as President of Illinois Corn Processing, LLC ("ICP"), a 50% owned joint venture company which operates our former facility in Pekin, Illinois.

The discussion below is intended to help you understand the information provided in the tables and put that information into context within our overall compensation program.

Objectives of our Compensation Program

Our compensation program objectives are to align compensation programs with our business objectives and stockholders’ interests, to reward performance, to be externally competitive and internally equitable and to retain talent on a long-term basis. In particular, our philosophy is to balance salary and benefits with incentive and equity compensation in order that the interests of the executive officers will be aligned with those of stockholders.

Components of Our Compensation Program

The principal components of our compensation program have been base salary, annual cash incentive awards, long term equity incentives and equity and non-equity based retirement compensation.  As noted below, we have determined to terminate our equity-based retirement compensation program.

•
Base salary is designed to attract and retain executives over time. In setting base salaries, our objectives are to assure internal fairness of pay in terms of job size, external competitiveness so that we can attract and retain needed talent, and a consistent, motivating system for administering compensation.  Base salaries of named executive officers are reported in the Salary column of the Summary Compensation Table.

•
Annual cash incentive awards are intended to focus executives on factors deemed critical to our profitability. By rewarding named executive officers for good performance, we believe we help align their interests with those of our stockholders.   Such awards, when paid to named executive officers, are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

•
Long-Term Incentives, which for the past several years have been in the form of restricted stock, are intended to motivate the achievement of key long-term financial performance goals and thereby generate stockholder value, provide management an opportunity to increase ownership of our stock, help attract and retain key employees and be cost efficient.  The grant date fair value of awards, computed in accordance with FASB ASC Topic 718, made during fiscal 2011 and 2009 to named executive officers is shown in the Stock Awards and Option Awards columns of the Summary Compensation Table.  As a result of the timing of the awards, the fair value of awards made for both fiscal 2008 and 2009 is reflected in fiscal 2009 in the Summary Compensation Table.  Awards made with respect to fiscal 2010 were made in August 2010 and, in accordance with the rules of the Securities and Exchange Commission relating to the reporting of stock awards, are included in the Summary Compensation Table for fiscal 2011.  Awards made with respect to fiscal 2011 were made in August 2011 and are not included in the table, but are discussed elsewhere herein. Any dividends paid on restricted shares during a fiscal year are included in the All Other Compensation column of the Summary Compensation Table for the year in which they are paid.

•	Retirement Compensation

o
Equity Based Retirement Compensation in prior years has been provided through our employee stock ownership plan (“ESOP”). Named executive officers participate in the ESOP on the same basis as other eligible employees.  We have determined to terminate our ESOP and will no longer be making contributions thereunder.

o
Non-Equity Based Retirement Compensation, provided through our IRC Section 401(k) plan, permits employees to reduce their current income taxes by making pre-tax contributions to increase, enhance and diversify their retirement savings.   Named executive officers participate in the 401(k) plan on the same basis as other eligible employees.

o	Amounts, if any, contributed by the Company under both the ESOP and the 401(k) plans are included in the All Other Compensation column of the Summary Compensation Table.

How we Determine Compensation.

As noted elsewhere in this Proxy Statement, our Human Resources and Compensation Committee recommends to the Board of Directors the salary and incentive compensation of the Chief Executive Officer and other executive officers of the company. The Committee reviews the scope and type of compensation plans for other management personnel and makes recommendations to the Board with respect to equity based plans that are subject to Board approval.

When considering compensation matters, the Human Resources and Compensation Committee relies upon the experience of its members and upon the recommendations of management.  It also often uses and relies upon the recommendations of outside consultants retained by the Company. In prior years, the Committee has used The Hay Group in connection with its recommendations for salary and Pearl Meyer & Partners in connection with aspects of certain programs for annual cash incentive awards and stock incentive awards.

Base Salary           We generally determine salaries of named executive officers through the following process, which we generally undertake every three years.  We most recently undertook this process in 2010.   Our Vice President – Human Resources develops a summary of the titles and job descriptions of senior officers and other employees and submits them to The Hay Group, which maintains survey data for similar sized manufacturing firms located in the Midwest. The Hay Group prepares a report identifying the ranges of compensation at these companies for persons with similar responsibilities to those employees described in the company-prepared summary. In addition, annually we obtain from The Hay Group updated information regarding average pay increases at the companies for which The Hay Group maintains survey data. This survey information or summaries thereof is provided to the Human Resources and Compensation Committee.  The Committee reviews this information, considers any recommendation made by the CEO with respect to other named executive officers and tries to assure that each officer's base compensation falls within a range that is within 80% to 120% of a specified percentile of salaries paid to executives holding comparable positions at the surveyed companies. Although the ultimate goal is to compensate executive officers at the midpoint of this targeted range for comparable positions at companies within the survey, a particular individual's salary may fall above or below the targeted level because of his or her  tenure, experience level or performance.   In  order to provide more competitive compensation, in June 2008 the Human Resources and Compensation Committee determined to increase the target for base salaries from the 25th to the 50th percentile of the market for base salaries.

Annual adjustments are usually made in June, effective at the start of the next fiscal year.  When making annual adjustments, the Human Resources and Compensation Committee generally uses a matrix format that takes into account each executive’s performance review and the extent to which his or her salary is above or below the midpoint for comparable positions. However, no adjustments were made at the start of fiscal 2009 because of the effect rising commodity prices were having on our performance and none were made at the start of fiscal 2010 because of our financial condition.  Mr. Newkirk’s base salary was increased from $320,000 to $360,000, effective April 19, 2010, based on information provided by The Hay Group, to bring his base salary more into alignment with base salaries for executives with similar positions with surveyed companies.  In June of 2011, Mr. Newkirk's base salary was increased to $390,000 based on his performance and to bring his salary closer to the target level.  Salary increases for fiscal 2011 for other named executive officers generally ranged from 0% to 5%, depending primarily on performance and the relationship of existing pay levels to targeted pay levels .

Adjustments are sometimes made as a result of a promotion or other change in duties.   Mr. Schrick’s salary was adjusted in November 2009 when he was appointed President of ICP.

Annual Cash Incentive.  We believe a significant portion of the compensation of senior managers should be incentive based, and that by rewarding good performance, such arrangements help align the interests of our named executive officers with those of stockholders.  The goal of our annual program is to align more closely how we compensate employees with our business strategy.  Specifically, we want to encourage employees to think about how they can contribute to driving Company profitability, reduce costs for goods and equipment and create efficiencies to improve our ongoing operations.   We reward them for success by basing annual cash bonuses primarily on amounts earned in excess of what the Human Resources and Compensation Committee deems a fair return on our assets.

Prior MEP Program.  During the spring of 2007, members of the Human Resources and Compensation Committee and management discussed and developed a program based on what we called modified economic profit (“MEP”), which considered the dollar amount of wealth that was created or lost in a reporting period. In June 2007, the Committee recommended and the Board approved in concept a five year, annual cash incentive program under which annual awards were to be based on improvements in MEP.   A definitive plan (the “Prior MEP Program”) was discussed and approved at meetings held in August of 2007.  Under this program, MEP was defined as income from operations, net of taxes, less the product of total capital employed in our business times estimated cost of capital.   Total capital represented current assets (excluding cash) less current liabilities plus the book value of plant, property and equipment, plus goodwill and other long term assets.

Under the Prior MEP Program, the Board established a targeted annual growth rate for MEP ("Target") of $3.15 million, which was equivalent to an average earnings per share increase of $0.186 based on shares outstanding at August 30, 2007 and which the Committee felt would generate a reasonable rate of return to stockholders for their investment in the Company.  It also established a starting hypothetical bonus pool amount (“available pool amount”) of $10.5 million,  which initial amount represented the amount that the Committee estimated would have been paid in fiscal 2008 through 2010 if the Company met target under the incentive program that was in effect in fiscal 2007.  The available pool amount  would amortize in equal increments (each increment, the “amortized amount”) over 5 years.  Increases in MEP up to the Target amount were subject to payout; increases in excess of Target were to be added to the available pool amount.

The Target and available pool amount were established to remove some of the volatility from our annual incentive plan that had been experienced in previous years. In a year in which the change in MEP from the prior year was positive, but less than the Target amount, participants would receive an incentive payment equal to the change in MEP plus 1/3 of the available pool amount, less the amortized amount.  In a year in which  the change in MEP from the prior year was positive and also greater than the Target amount, the amount of MEP in excess of the Target amount would be added to the available pool amount and the incentive payment would equal the Target amount plus 1/3 of the available pool amount, less the amortized amount.  In a year in which the change in MEP from the prior year was negative, the available pool amount would be reduced by the amount of the negative change in MEP, not to exceed the Target amount, and the incentive payment, if any, would equal 1/3 of the remaining available pool amount,  less the amortized amount.  Had the targeted annual growth rate for MEP been achieved, the total amount that might have been paid as bonuses for fiscal 2009  was approximately $2.7 million.  However, the change in MEP from the prior year was negative, and the amount available for bonuses under the program for fiscal 2009 was $0.

Had there been amounts available for bonuses in fiscal 2009, participation levels of participants under the cash incentive program would have been determined as follows.  Each participant was assigned an incentive target based on a percentage of base pay so that a participant’s targeted bonus opportunity equaled his or her incentive target multiplied by his or her base pay.  These targets were recommended to the Committee by Pearl Meyer & Partners.  The aggregate amount required to fund all bonuses at the targeted level would then have been determined.  The bonus paid for each participant would then have been determined by multiplying the amount available for bonuses by a fraction, the numerator of which was his or her individual bonus opportunity and the denominator of which was the sum of all participants’ bonus opportunities. Had the total payout exceeded the targeted level, each participant’s  bonus as a percentage of base pay would have been  increased. Had it been less, each participant’s bonus as a percentage of base salary would have decreased.  As noted, no amount was available for bonuses and none were paid in fiscal 2009.  The incentive targets for fiscal 2009 for persons who were deemed by us to be executive officers in both 2011 and 2009 are as set forth below.

Participant	Incentive Target as a % of Base Pay

Mr. Newkirk	80
Dr. Coffey	70
Mr. Schrick	70

Current MEP Program.

Over the course of fiscal 2008 and 2009, it became apparent to members of management and the Human Resources and Compensation Committee that the Prior MEP Program was not clearly understood by participants.  Further, in fiscal 2009 we executed a strategic transformation in which we temporarily shut down one facility, sold another and substantially reduced production of fuel alcohol and commodity starch and protein products. As a result, our operations changed significantly and management and the Committee felt that such changes dictated some form of adjustment to the Prior MEP Program. To address these matters, members of management and the Committee developed a revised program based on MEP which the Committee recommended and the Board adopted in December 2009 (the “Current MEP Program”).  This program applied to fiscal 2010 and fiscal 2011.

Under the Current MEP Program, annual awards are a percentage of base pay set by the Human Resources and Compensation Committee and are based on improvements in MEP, whose definition has been changed to mean adjusted net income from operations (net income from operations, plus depreciation less capital expenditures), net of  taxes paid during the specified fiscal year (“Adjusted NOPAT”), minus a charge representing our weighted estimated economic cost of capital ("C")  multiplied by the sum of average monthly total funded indebtedness plus average monthly total equity (“TC”).  The formula we use for determining MEP is: MEP = Adjusted NOPAT – (C x TC).  The Committee may determine whether any non-recurring or unusual item will be included in income from operations, and in this regard makes an adjustment for the margin sharing arrangement with the Company's joint venture,  ICP.

The actual amount of awards that may be paid depends on the percentage of base pay set by the Committee and the extent to which improvement in MEP over the base period meets or exceeds targeted growth. No incentive compensation is payable if growth is less than 80% of target.  If growth in MEP is between 80% and 90% of the growth target, 75% of targeted incentive compensation is payable.  If growth in MEP is between 90% and 98% of the growth target, 85% of targeted compensation is payable.  If growth in MEP is between 98% and 102% of the growth target, 100% of targeted incentive compensation is payable. If growth in MEP is between 102%  and 110% of growth target, 115% of targeted incentive compensation is payable. If growth in MEP exceeds 110% of the growth target, 125% of target incentive compensation is payable.

For fiscal 2010, growth in MEP was measured from the fourth quarter of fiscal 2009, annualized, adjusted to eliminate assets then held for sale. The fourth quarter of fiscal 2009 was selected as the base because the Company’s restructuring was substantially complete at the beginning of that quarter.  For fiscal 2011, growth in MEP was measured from fiscal 2010.  The incentive targets and actual awards for fiscal 2010 for persons who were  deemed by us to be executive officers in  2011 and 2010, based on our having surpassed 110% of our targeted growth in MEP of $2.25 million over the base period, are as set forth below.  We did not exceed our targeted growth in MEP of $3 million in fiscal 2011, and no annual incentive was paid for fiscal 2011.  Participation levels were based on recommendations from Pearl Myers.

Participant	Incentive Target as a % of Base Pay	2010 Cash Incentive ($)	2011 Cash Incentive ($)

Mr. Newkirk	100	408,654	0
Mr. Tracy	70	111,731	0
Dr. Coffey	70	161,875	0
Mr. Phillips	60	N/A	0
Mr. Schrick	70	200,052	0

As noted above, the Human Resources and Compensation Committee has discretion under the annual incentive plan to adjust factors used in determining incentive compensation and to include or exclude unusual items.  In measuring our fiscal 2010 growth in MEP over the base period, the Committee determined to make several adjustments for matters of a one time nature which generally related to prior operations and the Company’s restructuring, the net effect of which increased Adjusted NOPAT by $86,000.   The Committee determined to exclude from the calculation of Adjusted NOPAT a tax refund resulting from a change in tax law and the following items that increased income from operations:  gain on sale of assets and out of period adjustments.  The Committee also determined to exclude from the calculation of Adjusted NOPAT the following items that reduced income from operations:  other operating costs, which relate to ongoing fixed costs of the Company’s closed flour mill in Atchison and its plant in Pekin prior to its contribution to the Company’s joint venture, ICP, and losses incurred on the formation of ICP, and to include in the calculation the impact of higher prices paid for products purchased from ICP.  These higher prices primarily resulted from lower than expected output during start-up of operations at ICP.

Long-Term Incentives.     At the 2004 Annual Meeting, stockholders approved the MGP Ingredients, Inc. Stock Incentive Plan of 2004 (the "2004 Plan"), which authorized restricted stock as well as other forms of equity based awards. The 2004 Plan was amended at the 2009 Annual Meeting to, among other matters, increase the number of shares issuable under the 2004 Plan from 980,000 to 2,680,000.  At September 1, 2011, 1,618,589 shares remain issuable under the 2004 Plan.  We developed the 2004 Plan with the assistance of  Pearl Meyer & Partners.  In 2003 we asked them to recommend a program which motivated the generation of stockholder value, increased management ownership of stock and provided (i) a long term financial performance counterbalance to the short term orientation of salary and annual cash incentives, (ii) long term incentives in a cost efficient manner and (iii) a tool to help increase retention of and attract executives to the Company.

When it adopted the Prior MEP Program, the Board also approved a restricted stock program to be administered under the Company’s 2004 Stock Incentive Plan and under which amounts awarded were based in part on improvements to MEP. Restricted stock awards generally are based on a percentage (approximately 85.7%) of the increase in MEP. However, subject to the discretion of the Human Resources and Compensation Committee, the maximum grant date market value of the awards made for any year to all participants is $4.5 million and the minimum grant date market value made in any year to all participants, including years in which the change in MEP is negative, is $1.5 million. The actual number of shares issued to  participants is determined on the date the Human Resources and Compensation Committee makes the awards. Shares awarded vest in 5 years and are eligible for dividends during the vesting period. Provisions for forfeiture and accelerated and pro rata vesting are generally described herein in Potential Payments upon Termination or Change-in-Control.

Because the change in MEP under the Prior MEP Program for fiscal 2009 was negative, shares awarded with respect to fiscal 2009 were awarded at the minimum level.  However, the value of shares awarded was only $1.14 million instead of $1.5 million due to insufficient available shares under the 2004 Stock Incentive Plan.  The fiscal 2010 increase in MEP could have resulted in maximum grant level, but following discussions with management, the Committee determined to grant shares valued at $2 million with respect to fiscal 2010 performance.  The fiscal 2011 increase in MEP was below target, and shares awarded with respect to fiscal 2011 were awarded at the minimal level. The award date with respect to fiscal 2008 was August 28, 2008, the award date with respect to fiscal 2009 was June 11, 2009, the Award date with respect to fiscal 2010 was August 26, 2010, and the award date with respect to fiscal 2011 was August 25, 2011.  Subject to Human Resources and Compensation Committee discretion, each named executive officer’s participation level generally is based on the ratio of his or her adjusted gross pay to the adjusted gross pay of all participants.  This methodology was recommended to the Committee by Pearl Meyer & Partners.  Individual participation levels for the August 25, 2011 grant varied from this standard, based on the recommendation of Mr. Newkirk.  Participation levels for awards made with respect to fiscal 2008, 2009, 2010 and 2011 of persons who were deemed by us to be executive officers in fiscal 2011 are as set forth below, based on a grant date fair value per share of $5.06 on August 28, 2008, $3.00 on  June 11, 2009, $6.75 on August 26, 2010, and $5.85 on August 25, 2011. The August 25, 2011 award is not reflected in the Summary Compensation Table on page 20 because the grant date of the award was in fiscal 2012.  The awards with respect to both fiscal 2008 and 2009 are reported under fiscal 2009 in the Summary Compensation Table on page 20 because the grant dates of both awards were in fiscal 2009.

	8/28/2008		6/11/2009		8/26/2010		8/25/2011
Participant	# of shares	Grant date fair value($)	# of shares	Grant date fair value($)	# of shares	Grant date fair value($)	# of shares	Grant date fair value($)

Mr. Newkirk	17,695	89,536	36,000	108,000	22,700	153,225	16,500	96,525
Mr. Tracy	N/A	N/A	N/A	N/A	14,300	96,525	16,500	96,525
Dr. Coffey	10,834	54,820	21,000	63,000	14,300	96,525	16,500	96,525
Mr. Phillips	N/A	N/A	N/A	N/A	14,300	96,525	16,500	96,525
Mr. Schrick	13,530	68,461	24,500	73,500	14,300	96,525	16,500	96,525

Retirement Compensation. Historically we have provided equity based retirement compensation through participation in our ESOP and non-equity based compensation through our 401(k) plan. Both are tax qualified defined contribution plans. The amounts of our contributions to the ESOP and the 401(k) Plan have been determined by the Board each year based on the Human Resources and Compensation Committee’s recommendation.  The Committee bases its recommendation primarily upon the recommendations of management as well as Company performance for the year. While the ESOP is invested primarily in Company stock, the 401(k) plan allows employees to direct and diversify their retirement accounts into various mutual funds.  Due to our financial performance and cash needs in fiscal 2009, the Committee determined to make no contribution to either plan. In fiscal 2010, we determined to take steps to terminate our ESOP and have made no further contributions to the ESOP.  In fiscal 2010 and 2011, the Committee recommended contributing 8% of eligible compensation to the 401(k) Plan.

Named executive officers participate in both plans on the same basis as other employees.  Shares purchased under the ESOP and amounts contributed under the 401(k) plan are allocated to participant accounts in proportion to each participant’s eligible compensation, as defined, in the respective plan.  Generally, ESOP accounts are distributed to terminated participants who have completed at least three years of service, upon death, permanent disability or retirement.  Three years service is required for full vesting in the amount of the Company contribution to the 401(k) Plan.

Other Compensation Programs.  We do not provide executive perquisites of any significance.  We also do not have significant executive benefits, such as supplemental executive retirement plans or deferred compensation arrangements.

Except for provisions in long-term incentive plans applicable to all participants, we generally do not have formal arrangements for paying severance to our executive officers upon their termination of employment or a change in control, but may negotiate severance arrangements on a case-by-case basis.

Tax and Accounting Considerations and Other Matters.

Tax Considerations.  Under IRC Section 162(m), publicly held companies may not deduct compensation paid to named executive officers to the extent that an executive’s compensation exceeds $1,000,000 in any one year, unless such compensation is “performance based.”  Because our incentive programs have a retention purpose as well as an incentive purpose, our Human Resources and Compensation Committee generally has not viewed it as practicable or in our best interests to qualify compensation programs under 162(m).

Accounting Considerations.  We do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on the selection of forms of compensation.  Compensation expense related to our performance accelerated restricted stock awards granted in prior years is based on the market price of the stock on the date the Board approved the program and is amortized over the vesting period of the awards, either three years or seven years.  Compensation expenses related to the restricted stock awards that we made on August 28, 2008, June 11, 2009, August 26, 2010, and August 25, 2011 is based on market price of the stock on those dates and is being amortized in each case over five years.

Other Matters. Although we seek to increase management’s opportunity to own our stock through our long term incentive program, we have not adopted share ownership guidelines; a number of our senior executives already have significant holdings, individually and/or through their participation in our ESOP.

We do not have a hedging policy, but our code of conduct prohibits short sales and trading in our stock on a short term basis.

We do not have a policy relating to the recovery of awards if the relevant performance measures upon which they were based are restated in a manner that would have reduced the size of the award, but we will be adopting one that conforms with regulations to be issued under the Dodd-Frank Wall Street Reform and Consumer Protection Act.  Recipients of awards in fiscal 2010 and 2011 who are officers have agreed that their awards will be subject to this policy to the extent applicable.

SUMMARY COMPENSATION TABLE
FISCAL YEARS ENDED JUNE 30, 2011, 2010 AND 2009

The following table shows the compensation that we paid during the last three fiscal years for services to us in all capacities to the persons who served as our principal executive officer (“PEO”) and principal financial officer ("PFO") in fiscal 2011 and to each of our three other most highly compensated executive officers serving as such at the end of fiscal 2011.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)(4)	Total ($)

Timothy W. Newkirk (a) (PEO)	2011 2010 2009	366,923 326,923 320,000	153,225 - 197,537	- 408,654 -	26,806 19,115 183	546,954 754,692 517,720

Don Tracy (b) (PFO)	2011 2010	215,067 142,692	96,525 -	- 111,731	18,803 183	330,395 254,606

Donald Coffey, Ph.D. (c)	2011 2010 2009	194,214 185,000 185,000	96,525 - 117,820	- 161,875 -	17,927 19,744 183	308,676 366,619 303,003

Scott Phillips (d)	2011	204,400	96,525	-	18,274	319,199

Randy M. Schrick (e)	2011 2010 2009	250,434 228,630 213,400	96,525 - 141,962	- 200,052 -	23,789 22,444 183	370,748 451,126 355,545
(a)	Mr. Newkirk has served as President and Chief Executive Officer since March 5, 2008.

(b)	Mr. Tracy joined the Company in October 2009 and has served as Vice President of Finance and Chief Financial Officer since November 6, 2009.

(c)
Dr. Coffey has served as Executive Vice President of Research, Development and Innovation since August 2010.  Prior to that, he had been Executive Vice President of both Sales and Marketing  and of Research, Development and Innovation since June 2009 and had been Executive Vice President of the Company’s Ingredient Solutions segment since November 2008.

(d)	Mr. Phillips has served as Vice President of Supply Chain since June 2009 and was determined to be an executive officer, as defined in Securities Exchange Act Rule 3b-7, in fiscal 2011.

(e)
Mr. Schrick served as Vice President-Engineering & Corporate Director of Distillery Products Manufacturing in fiscal 2009 until June 2009, when he was named Vice President of Engineering.  On November 11, 2009, he also was appointed President of ICP, a 50% owned joint venture company which operates our former facility in Pekin, Illinois.  In connection with this appointment, we agreed to retain Mr. Schrick through June 30, 2012, to reinstate him to his former salary and position if the joint venture replaces him prior to such date and to pay his moving expenses to the Pekin area.

(1)	Includes the following amounts paid as director’s fees: 2009 - $875 to Mr. Schrick and $1,313 to Mr. Newkirk; 2010 - $2,188 to Mr. Newkirk; 2011 -$2.188 to Mr. Newkirk.

(2)
The amount shown is the grant date fair value of awards made during the fiscal year computed in accordance with FASB ASC Topic 718.  Accelerated or partial vesting may be permitted upon a change of control or if employment is terminated as a result of death, disability, retirement or termination without cause. We pay dividends on these shares during the vesting period, which are not taken into account in determining their grant date fair value.

(3)	Excludes perquisites and other benefits, unless the aggregate amount of such compensation equals or exceeds $10,000 for the named executive officer.

(4)
Includes $2,700 in relocation expenses paid for the benefit of Mr. Schrick in fiscal 2010.  Includes dividends paid on unvested restricted stock awards in fiscal 2011 in the following amounts:  Mr. Newkirk - $4,935; Mr. Tracy - $715; Dr. Coffey - $2,307; Mr. Phillips – $1,995; Mr. Schrick - $4,106.  Also includes the Company’s contributions to the Company’s 401(k) plan allocated to the accounts of each named executive officer for fiscal 2011 and 2010 in the following amounts: 2011 - Mr. Newkirk - $19,600; Mr. Tracy - $17,205; Dr. Coffey - $15,537; Mr. Phillips – $16,112; Mr. Schrick - $19,600;  2010 - Mr. Newkirk - $19,600; Mr. Tracy -$0; Dr. Coffey - $19,600; Mr. Schrick - $19,600.  Also includes amount paid by the Company towards the purchase of life insurance.  No contribution was made to the Employee Stock Ownership Plan for the account of named executive officers in fiscal 2009 or 2010 and none was made to the 401(k) Plan in fiscal 2009.  No dividends were paid in fiscal 2009 or 2010.

GRANTS OF PLAN-BASED AWARDS

The following table shows grants of plan-based awards made to the named executive officers during fiscal 2011.

Name	Grant Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold ($)	Target ($)	Maximum ($)

Timothy W. Newkirk		275,000	366,923	458,654
	8/26/2010				22,700	153,225

Don Tracy		112,910	150,547	188,184
	8/26/2010				14,300	96,525

Donald Coffey, Ph.D.		101,962	135,950	169,937
	8/26/2010				14,300	96,525

Scott Phillips		91,980	112,640	153,300
	8/26/2010				14,300	96,525

Randy M. Schrick		131,478	175,304	219,130
	8/26/2010				14,300	96,525

(1)  The Company's program for stock awards under its Stock Incentive Plan of 2004 is described in Compensation Discussion and Analysis  - Long Term Incentives.  Amounts awarded are based in part on improvements to MEP. Restricted stock awards generally are based on a percentage (approximately 85.7%) of the increase in MEP. However, subject to the discretion of the Human Resources and Compensation Committee, the maximum grant date market value of the awards made for any year to all participants is $4.5 million and the minimum grant date market value made in any year to all participants, including years in which the change in MEP is negative, is $1.5 million. Awards shown in the table were based on fiscal 2010 performance. The fiscal 2010 increase in MEP could have resulted in maximum grant level, but following discussions with management, the Committee determined to grant shares valued at $2 million with respect to fiscal 2010 performance. Generally, these restricted stock awards will vest on August 26, 2015 subject to completion of employment through that date.  Accelerated or partial vesting may be permitted upon a change of control or if employment is terminated as a result of death, disability, retirement or termination without cause.  Dividends are paid on the restricted shares.  Award agreements provide that they will be subject to any applicable claw back policy that the Human Resources and Compensation Committee may adopt from time to time providing for recovery of incentive based compensation that was paid based on erroneous data.

(2)  The Company's annual cash incentive plan for fiscal 2011 is described in Compensation Discussion and Analysis – Annual Cash Incentive – Current MEP Program.  Under the Current MEP Program, annual awards are a percentage of base pay set by the Human Resources and Compensation Committee and are based on improvements in MEP, by which we mean adjusted net income from operations (net income from operations, plus depreciation less capital expenditures), net of  taxes paid during the specified fiscal year (“Adjusted NOPAT”), minus a charge representing our weighted estimated economic cost of capital ("C")  multiplied by the sum of average monthly total funded indebtedness plus average monthly total equity (“TC”).  The formula we use for determining MEP is: MEP = Adjusted NOPAT – (C x TC).  The Human Resources and Compensation Committee may determine whether any non-recurring or extraordinary item will be included in income from operations, and in this regard makes an adjustment for the margin sharing arrangement with the Company's joint venture, ICP.  The actual amount of awards that may be paid depend on the percentage of base pay set by the Committee for each participant and the extent to which improvement in MEP over the base period meets or exceeds targeted growth.  If growth in MEP  had been between 80% and 90% of the growth target, 75% of targeted incentive compensation would have been paid.  If growth in MEP had been between 90% and 98% of the growth target, 85% of targeted compensation would have been paid.  If growth in MEP had been  between 98% and 102% of the growth target, 100% of targeted incentive compensation would have been paid. If growth in MEP had been  between 102%  and 110% of growth target, 115% of targeted incentive compensation would have been paid. If growth in MEP had exceeded 110% of the growth target, 125% of target incentive compensation would have been paid.  For fiscal 2011, no incentive compensation was payable because growth in MEP was less than 80% of target.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
FISCAL YEAR ENDED
JUNE 30, 2011

The following table shows information concerning stock options and restricted stock awards outstanding held by the named executive officers at June 30, 2011.  No stock options of any of the named executive officers were repriced.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Timothy W. Newkirk	0	-	-	5,000(2) 8,100(3) 9,200(4) 17,695(5) 36,000(6) 22,700(7)	43,550 70,551 80,132 154,123 313,560 197,717

Don Tracy	0	-	-	14,300(7)	124,553

Donald Coffey, Ph.D.	0	-	-	10,834(5) 21,000(6) 14,300(7)	94,364 182,910 124,553

Scott Phillips	0	-	-	7,613(5) 18,000(6) 14,300 (7)	66,309 156,780 124,553

Randy M. Schrick	10,000	6.44	6/12/2012	7,000(2) 13,500(3) 9,300(4) 13,530(5) 24,500(6) 14,300(7)	60,970 117,585 81,003 117,846 213,395 124,553

______________________

(1)	Because they will vest in any event after seven years, we report performance accelerated restricted stock awards granted prior to fiscal 2008 in this column instead of as equity incentive plan awards.
(2)	These shares will vest on July 1, 2011.
(3)	These shares will vest on July 1, 2012.
(4)	These shares will vest on July 1, 2013.
(5)	These shares will vest on July 1, 2013.
(6)	These shares will vest on June 11, 2014.
(7)	These shares will vest on August 26, 2015.

OPTION EXERCISES AND STOCK VESTED

The following table shows certain information concerning the exercise of options by named executive officers during fiscal 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Timothy W. Newkirk	-	-	-	-
Don Tracy	-	-	-	-
Donald Coffey, Ph.D.	-	-	-	-
Scott Phillips	-	-	-	-
Randy M. Schrick	10,000	31,780	-	-

Potential Payments upon Termination or Change-in-Control

General

As noted above, except for provisions in long-term incentive plans applicable to all participants, we generally do not have formal arrangements for paying severance to named executive officers upon their termination or a change in control, but may negotiate severance arrangements on a case by case basis.

Restricted Stock Awards

Accelerated or partial vesting is permitted under our restricted stock awards upon a change of control or if employment is terminated as a result of death, disability, retirement or, in the discretion of the Human Resources and Compensation Committee, termination without cause. The following summarizes the arrangements provided for outstanding restricted share awards in the event of termination or change in control, although the Committee has discretion under the 2004 Plan to modify these arrangements and has generally exercised such discretion in the event of involuntary termination.  We provide for change in control payments in our long term incentive plans so that employees will remain focused on our business in the event of potential or actual changes in control.

In fiscal 2007 and prior years we granted performance accelerated restricted shares that vested in three years if specified performance goals were met and seven years if such goals were not met.  In the event of death, disability, retirement or, in the sole discretion of the Human Resources and Compensation Committee, involuntary termination of employment without cause, in any such case after three years from the date of grant specified in the agreement evidencing the stock award but prior to  the end of the seventh fiscal year after the fiscal year in which the award was made, the outstanding performance accelerated restricted shares issued to a participant in fiscal 2007 and prior years vest on the date of termination as to the number of restricted shares issued to the participant multiplied by a fraction, the numerator of which equals the number of months of employment (including fractional months as full months) that the participant was employed by us, commencing as of the first day of the fiscal year in which the award was made and ending on the date of termination of employment, and the denominator of which is eighty-four.  The balance of outstanding performance accelerated restricted shares is forfeited by the participant.

Restricted share awards that we have granted since fiscal 2008 vest in five years.  In the event of a participant’s death, disability, retirement or, in the sole discretion of the Human Resources and Compensation Committee, involuntary termination of employment without cause, in any such case after three years from the date of grant specified in the agreement evidencing the stock award, restricted shares issued to the participant on August 28, 2008, June 11, 2009, August 26, 2010 and August 25, 2011 vest as to the number of restricted shares issued to the participant multiplied by a fraction, the numerator of which equals the number of months (including fractional months as full months) that such participant was employed by us, commencing as of July 1, 2008, June 11, 2009, August 26, 2010 and August 25, 2011, respectively, and ending on the date of termination of employment, and the denominator of which is sixty.  The balance of restricted shares issued to the participant is forfeited.

As noted above, the Human Resources and Compensation Committee has exercised its discretion to modify these arrangements from time to time.  The 2004 Plan permits accelerated vesting on a pro rata basis of restricted stock awards not intended to be qualified under Section 162(m) of the Internal Revenue Code when employment is terminated by reason of disability, death, retirement or, at the discretion of Human Resources and Compensation Committee, involuntarily without cause.  The Committee has exercised its discretion to permit such pro rata vesting of awards.

All restricted shares become fully vested in the event of a change of control. A change in control is deemed to occur in the event of (i) certain acquisitions of 30% or more of our outstanding Common Stock and 50% of our outstanding Preferred Stock or 30% of the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors, (ii) certain changes of more than a majority of the membership of the Board of Directors, or (iii) certain mergers which result in our stockholders owning less than 50% of the combined voting power of the surviving corporation.

Assuming termination without cause or that a change in control occurred as of June 30, 2011, the value of the restricted shares outstanding as of such date held by the named executive officers that would vest (a) in accordance with the terms of their grant awards and (b) if the Human Resources and Compensation Committee were to waive all vesting requirements, is as shown below.  Amounts shown are based on a price of $6.53 per share, the closing market price on August 15, 2011.

Name	Termination Value ($)		Change in Control
			Value($)
	Per Grant Terms	Vesting Waived

Timothy W. Newkirk	304,196	644,478	644,478
Don Tracy	15,563	93,379	93,379
Donald Coffey, Ph.D.	112,790	301,255	301,255
Scott Phillips	92,709	260,631	260,631
Randy M. Schrick	291,225	536,309	536,309

Annual Incentive Plan.

If an employee’s employment during a fiscal year terminates for any reason, he or she shall not be entitled to the payment of incentive compensation for the fiscal year.  However, the Human Resources and Compensation Committee has full discretion to determine that payment of a prorated annual component may be made when termination results from job elimination, reduction in work force or other similar Company initiative or is otherwise without cause, or is encouraged or induced by incentives offered by us. Upon a change in control, the annual incentive plan terminates.  The Committee will determine MEP on an annualized basis, based on our performance through the most recently completed fiscal quarter for which financial results are available.  Incentive compensation will be paid on a pro rata basis (measured through the end of such fiscal quarter) in accordance with the guidelines for payment of annual incentive compensation described in “Compensation Discussion and Analysis – Annual Cash Incentive.”

Policies and Practices as they relate to Risk Management.

We believe that the various components of our compensation program are effective in linking performance based compensation to stockholder interests without encouraging executives to take unnecessary risks.  We also believe that our compensation program is properly balanced and does not encourage taking short term risks at the expense of long term results.  Our annual incentive program is designed to encourage programs that have appropriate returns on our investment.   To the extent that our annual incentive program might encourage actions contrary to our long term interest, the Human Resources and Compensation Committee retains discretion to modify factors relevant in determining annual compensation.  Further, long term incentives are in the form of restricted stock awards, which are generally made on an annual basis and are subject to a multi-year vesting schedule. We believe that such awards appropriately link the interest of our executives and stockholders and balance the short term nature of annual cash incentives and any related risk of undue risk taking.

DIRECTOR COMPENSATION
FISCAL YEAR ENDED JUNE 30, 2011

The following table shows compensation earned by or paid to all persons who were directors during the fiscal year ended June 30, 2011 who were not also executive officers during such period.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2) (3)	All Other Compensation($)(4)	Total ($)
Michael Braude	39,600	12,500	474	52,574
John E. Byom	54,000	12,500	474	66,674
Cloud L. Cray, Jr.	32,000	12,500	474	44,974
Gary Gradinger	43,000	12,500	474	55,974
Linda E. Miller	44,000	12,500	474	56,974
Daryl R. Schaller	48,000	12,500	474	60,974
Karen Seaberg	32,000	12,500	297	44,797
John R. Speirs	201,000	12,500	474	213,974

(1)
During fiscal 2011, non-employee directors were paid a retainer at the rate of $6,250 quarterly and meeting fees of $1,400 for each meeting of the Board and $1,000 for each committee thereof attended.  The chairperson of the Audit Committee was paid an additional retainer at the rate of $1,500 per meeting and the chairperson of the Human Resources and Compensation Committee was paid an additional retainer at the rate of $1,000 per meeting.  The annual fee for serving as lead director and Chairman of the Board was $165,000.  Employee directors received a fee of $437.50 for attendance at each meeting of the Board of Directors.  During fiscal 2012, non-employee directors will receive a retainer at the rate of $10,000 quarterly, meeting fees of $2,000 for each meeting of the Board and $1,750 for each committee meeting thereof attended.  The chairperson of the Audit Committee will be  paid an additional retainer at the rate of $3,500 per meeting, the chairperson of the Human Resources and Compensation Committee will be paid an additional retainer at the rate of $1,750 per meeting and the chairperson of the Nominating Committee will be paid an additional retainer at the rate of $1,500 per meeting.  The annual fee for serving as lead director and Chairman of the Board will be $165,000.

(2)
Under the Non-Employee Directors’ Restricted Stock Plan, which was approved by stockholders at the 2006 Annual Meeting and amended at the 2009 Annual Meeting, on the first business day following the date of each annual meeting of stockholders, each non-employee director is awarded shares of restricted stock with a fair market value of $12,500, as determined on such first business day following the annual meeting.  The shares awarded become fully vested upon the occurrence of one of the following events:  (1) the third anniversary of the award date, (2) the death of the director, or (3) a change in control, as defined in the Plan.  The Human Resources and Compensation Committee may allow accelerated vesting in the event of specified terminations, including retirement at the end of the director’s term, termination of service as a result of not standing for reelection and termination of service due to inability to substantially perform his or her duties. The amount shown in the table is the grant date fair value of the awards computed in accordance with FASB ASC Topic 718.  Grant date fair value per share was assumed to be the closing price of the Company’s stock on the grant date.  We pay dividends on these shares during the vesting period, which are not taken into account in determining their grant date fair value.

(3)
As of June 30, 2011, the number of shares subject to restricted stock awards held by each of the non-employee directors named in the table was as follows:  Karen Seaberg –7,303 shares; all other directors named in the table –9,437 shares.

(4)	Consists of amounts paid as dividends on unvested restricted stock awards.

PRINCIPAL STOCKHOLDERS

The following table sets forth as of June 30, 2011 the number of shares beneficially owned and the percentage of ownership of the Company’s Preferred Stock and Common Stock by (i) each person who is known by the Company to own beneficially more than 5% of either class of the Company’s capital stock outstanding, (ii) each director of the Company, (iii) each of the executive officers named in the Summary Compensation Table, (iv) the MGP Ingredients, Inc. ESOP, and (v) all directors and executive officers of the Company as a group.

	Shares Beneficially Owned (a)
Stockholder	Common Stock		Preferred Stock
	No. of Shares	%	No. of Shares	%
Michael Braude	30,722	*
John E. Byom (b)	54,537	*
Donald Coffey, Ph.D.	46,134	*
Cloud L. Cray, Jr.(b)(e)	3,543,900	19.8
Richard B. Cray (d)	0	*	334	76.4
Gary Gradinger(b)	52,014	*
Linda E. Miller	32,763	*
Tim Newkirk(c)(f)	108,526	*
Scott Phillips (g)	42,013	*
David E. Rindom (c)(h)	141,422	*
Daryl Schaller, Ph.D. (b)	127,159	*
Randy M. Schrick (b)(i)	175,087	*
Ladd Seaberg (d)(j)	982,452	5.5	404	92.4
Karen Seaberg (d)(k)	238,892	1.3	333	76.2
John R. Speirs (b)	75,174	*
Don Tracy (c)	19,281	*
MGP Ingredients Voting Trust (d)	---	---	333	76.2
Trustees of the Company’s ESOP (c)	487,379	2.7
All Executive Officers and Directors as a Group (17)(b) (k)(l)	5,801,757	32.4	404	92.4
SEACOR Holdings Inc. (m)	940,000	5.25
______________
* less than 1%

(a)
For the purposes of the table, a person is deemed to be a beneficial owner of shares if the person has or shares the power to vote or to dispose of them.  Except as otherwise indicated in the table or the footnotes below, as of June 30, 2011 each person had sole voting and investment power over the shares listed in the beneficial ownership table and all stockholders shown in the table as having beneficial ownership of 5% or more of either of the classes of stock had as a business address Cray Business

Plaza, 100 Commercial Street, Atchison, Kansas 66002. Stockholders disclaim beneficial ownership in the shares described in the footnotes as being “held by” or “held for the benefit of” other persons.

(b)
The table includes shares which may be acquired pursuant to stock options granted under the Company’s stock option plans that became exercisable on or before September 1, 2011.  These consist of options held by one non-employee director (Mr. Cray) to purchase 10,000 shares and three non-employee directors (Messrs. Schaller, Byom and Speirs) to purchase 4,000 shares each and one non-employee director (Mr. Gradinger) to purchase 2,000 shares, options held by Mr. Schrick to purchase 10,000 shares, and options held by all executive officers and directors as a group to purchase 41,500 shares.

(c)
The Company’s Employee Stock Ownership Plan (ESOP) holds for the benefit of participants 487,379 shares of Common Stock.  The trustees are obligated to vote the shares which are allocated to participants in accordance with instructions given by such participants, all of which were allocated at June 30, 2011.  Any unallocated shares are voted by the trustees.  The trustees, and the number of shares allocated to their accounts, are as follows:  Mr. Newkirk (6,141 shares); Mr. Rindom (17,414 shares); and Mr. Tracy (0 shares).  A total of 40,617 shares are allocated to the accounts of all other officers and directors.  The number and percentage of ownership shown after the names of each of the Trustees in the table above do not include any of the 487,379 shares or any of the shares allocated to their individual accounts.  Accordingly, the aggregate beneficial ownership for each of the Trustees may be deemed to be the individual amounts and percentages shown, plus 487,379 shares and 3.7%.

(d)
The MGP Ingredients, Inc. Voting Trust holds 333 shares of Preferred Stock which are attributed in the table to the trustees, who share the power to vote the shares.  The beneficial interests in the voting trust are held by the Cray Family Trust.  The trustees of the Voting Trust are Mrs. Karen Seaberg, Mr. Ladd Seaberg and Mr. Richard B. Cray.  The trustees of the Cray Family Trust are Mrs. Karen Seaberg, Mr. Richard B. Cray and Mr. Steven J. Pickman.  The Voting Trust will continue in effect until the last death of the issue of Mr. Cloud L. Cray, Sr. who was living at the creation of the Trust. There presently are 19 such persons living, the youngest of which is 35 years old.  The Voting Trust may also be terminated by the consent of a majority of the Trustees or the beneficiaries of 90% of the shares held in the Voting Trust or upon the sale of all the shares held in the Voting Trust.  Until the Voting Trust is terminated or dissolved, each Trustee may appoint a successor trustee, provided that any successor must either (i) be a major officer and a stockholder of the Company or of a company which is a member of a "controlled group of corporations" of which the Company is a part or (ii) be an issue of Cloud L. Cray, Sr., or the spouse of such issue, and own at least 10,000 shares of the Company’s Common Stock. (The original trustees of the Voting Trust are not subject to this requirement). Only one person who is solely an issue of Cloud L. Cray, Sr., or the spouse of such issue, (and not also an officer) may serve as successor trustee at one time.  The trustees are permitted to act with respect to the voting or divestment of shares of the Company’s stock held by the Voting Trust in accordance with the decision of a majority of the trustees. Actions by the trustees with respect to the voting or disposition of the shares may be effected by majority vote.

(e)
Includes 216,196 shares of Common Stock held by the Cray Medical Research Foundation with respect to which Mr. Cloud L. Cray, Jr. is a director, 835,530 shares of Common Stock held by other family trusts with respect to which Mr. Cloud L. Cray, Jr. or his spouse is a trustee and 26,000 shares held by the Cloud L. Cray Foundation.

(f)	Includes 850 shares held by children of Mr. Newkirk.

(g)	Includes 800 shares held by Mr. Phillip's wife.

(h)	Includes 8,122 shares held by Mr. Rindom’s wife.

(i)	Includes 1,752 shares held by Mr. Schrick's wife.

(j)	Does not include shares held by Mr. Seaberg's wife, Karen Seaberg.

(k)	Does not include shares held by Mrs. Seaberg’s husband, Ladd Seaberg.

(l)	Includes Ladd Seaberg's shares and other shares discussed under notes (a) through (k) as well as shares held by members of the families of executive officers not listed in the table.

(m)
Based on its Schedule 13G filed September 30, 2010, SEACOR Holdings Inc. has a business address of 2200 Eller Drive, P.O. Box 13038, Ft. Lauderdale, Florida  33316.  Its 13G indicates sole investment and voting power over the shares reported as beneficially owned, which are reported as held directly by a subsidiary, Offshore Supplyships One Ltd.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of the Company’s Common Stock, to file reports of ownership and changes in ownership with the SEC and NASDAQ.  Executive officers, directors and greater-than-10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.  Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during fiscal 2011, all of its executive officers, directors and greater-than-10% beneficial owners complied with the Section 16(a) filing requirements.

RELATED TRANSACTIONS

The Audit Committee is responsible for reviewing and approving material related party transactions.  The Company's written Code of Conduct requires Audit Committee preapproval of any transaction involving an executive officer or director exceeding $50,000 in value in which such person might have a conflict of interest with the Company.  Examples of conflicts of interest as defined in the Code of Conduct include having a significant financial or other interest in a customer, supplier or competitor of the Company.  During fiscal 2011 and the prior two fiscal years, there were no transactions involving related persons required to be disclosed under Item 404(d) of SEC Regulation S-K where the Company's policies did not require review, approval or ratification or where such policies and procedures were not followed.  Generally, Item 404(d) of Regulation S-K requires disclosure of transactions in which the Company is a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest.

On March 27, 2009, we agreed to borrow $2 million from the Cloud L. Cray, Jr. Trust pursuant to a subordinated secured promissory note which, as amended, provided for interest at the rate of 7% per annum and the payment of principal and interest in a lump sum on March 27, 2011.  On December 21, 2009, we prepaid the note in full together with accrued interest of $102,139.  The note was secured by mortgages on our Atchison and Pekin production facilities and by a security interest in personal property, other than inventory, accounts, certain equipment and our equity interest in our German joint venture.  The note was subject to subordination agreements between the Cloud L. Cray, Jr. Trust and various other lenders.  Mr. Cray, who is settlor and trustee of the Trust, is a director of the Company and its principal stockholder.

David Harbert served as our Interim Chief Financial Officer from April 14, 2009 to November 6, 2009.  In connection with Mr. Harbert’s retention as Interim Chief Financial Officer, the Company and Tatum, LLC entered into an Interim Services Agreement, dated as of April 14, 2009, pursuant to which Mr. Harbert served.  We paid Tatum a monthly fee of $44,000.  We also reimbursed Mr. Harbert for all travel and out-of-pocket expenses incurred in connection with the Interim Services Agreement, aggregating $14,953 during fiscal 2010.

On August 27, 2009, we entered a consultation and non-solicitation agreement with Ladd Seaberg, who resigned as director on such date.  The agreement had a term expiring on June 14, 2011 and provided for annual payments aggregating $250,000.  Mr. Seaberg is the husband of Mrs. Karen Seaberg and the son-in- law of Mr. Cloud L. Cray, Jr.

The Company has a 50% interest in a joint venture entity named Illinois Corn Processing, LLC ("ICP").  The other owner of ICP is Illinois Corn Processing Holdings, LLC ("ICP Holdings"),  an indirectly owned subsidiary of SEACOR Holdings Inc., which holds more than 5% of the Company's Common Stock.  The Company purchases food and industrial grade alcohol from ICP pursuant to a marketing agreement with ICP. As of June 30, 2011 and 2010, the Company recorded $6,616,000 and $4,951,000 respectively, of amounts due ICP in its consolidated balance sheet, and during the fiscal years ended June 30, 2011 and June 30, 2010 made net payments of approximately $2,881,000 and $0 to ICP under the marketing agreement.  On January 29, 2010, ICP acquired an existing steam facility that services its plant for $5 million.  The Company and ICP Holdings each contributed $1 million towards the purchase price at that time.  SEACOR Holdings Inc. may be deemed to have an indirect interest in these transactions because of its ownership of ICP Holdings.

OTHER MATTERS

A Proxy confers discretionary authority with respect to the voting of shares represented thereby on any other business that properly may come before the meeting as to which the Company did not have notice prior to August 11, 2011.  The Board of Directors is not aware that any such other business is to be presented for action at the meeting and does not itself intend to present any such other business.  However, if any such other business does come before the meeting, shares represented by proxies given pursuant to this solicitation will be voted by the persons named in the Proxy in accordance with their best judgment.  A Proxy also confers discretionary authority on the persons named to approve minutes of last year’s Annual Meeting, to vote on matters incident to the conduct of the meeting and to vote on the election of any person as a director if a nominee herein named should decline or become unable to serve as a director for any reason.

INDEPENDENT PUBLIC ACCOUNTANTS

In the fiscal year ended June 30, 2011, KPMG LLP served as independent registered public accountants.  KPMG LLP also audited the Company's internal control and financial statements  as of June 30, 2011 and issued an attestation report.  Representatives of KPMG LLP will be present at the stockholders’ meeting.  They will have the opportunity to make a statement and will be available to respond to appropriate questions.

AUDIT AND CERTAIN OTHER FEES PAID ACCOUNTANTS

Set forth below are the aggregate fees billed the Company by its principal accountant, KPMG LLP, for the fiscal years ended June 30, 2011 and June 30, 2010 for (i) professional services rendered for the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s reports on Form 10-Q during such fiscal year (“Audit Fees”), (ii) assurance and related services that are reasonably related to the performance of the audit or review of the Company financial statements but are not included in Audit Fees (“Audit-Related Fees”), (iii) professional services rendered for tax compliance, tax advice or tax planning (“Tax Fees”) and (iv) other products and services (“Other Fees”).  The Audit Committee considers whether the provision of such services is compatible with maintaining the independence of its principal auditor.  The Audit Committee has the sole right to engage and terminate the Company’s independent auditor, to pre-approve the performance of audit services and permitted non-audit services and to approve all audit and non-audit fees. The Audit Committee has empowered its chairman to act on the Committee’s behalf between meetings to approve permitted non-audit services; the chairman must report any such services to the Audit Committee at its next scheduled meeting.

Type of Fee	Amount
	2011	2010
Audit Fees	$525,000	$735,000
Audit Related Fees	0	0
Tax Fees	0	0
All Other Fees	0	0
Total	$525,000	$735,000

PROXY SOLICITATIONS

The cost of soliciting proxies will be borne by the Company.  The Company will reimburse brokers, banks or other persons for reasonable expenses in sending proxy material to beneficial owners.  Proxies may be solicited through the mail and through telephonic or telegraphic communications to, or by meetings with, stockholders or their representatives by directors, officers and other employees of the Company who will receive no additional compensation therefor.

Stockholders who intend to present proposals for inclusion in the Company’s Proxy Statement for the next Annual Meeting of Stockholders to be held on May 31, 2012 must forward them to the Company at Cray Business Plaza, 100 Commercial Street, P.O. Box 130, Atchison, Kansas 66002, Attention:  Marta L. Myers, Corporate Secretary, so that they are received on or before January 6, 2012.  In addition, proxies solicited by management may confer discretionary authority to vote on matters which are not included in the proxy statement but which are raised at the Annual Meeting by stockholders, unless the Company receives written notice of the matter on or before March 21, 2012 at the above address.

HOUSEHOLDING

Only one copy of the Company’s Annual Report and Proxy Statement has been sent to multiple stockholders of the Company who share the same address and last name, unless the Company has received contrary instructions from one or more of those stockholders.  This procedure is referred to as “householding.”  In addition, the Company has been notified that certain intermediaries, i.e., brokers or banks, will household proxy materials.  The Company will deliver promptly, upon oral or written request, a separate copy of the Annual Report and Proxy Statement to any stockholder at the same address.  If you wish to receive a separate copy of the Annual Report and Proxy Statement, you may write to the Corporate Secretary of the Company at MGP Ingredients, Inc., Cray Business Plaza, 100 Commercial Street, P.O. Box 130, Atchison, Kansas 66002 or call the Corporate Secretary at 913-360-5232.  You can contact your broker or bank to make a similar request.  Stockholders sharing an address who now receive multiple copies of the Company’s Annual Report and Proxy Statement may request delivery of a single copy by writing or calling the Company at the above address or by contacting their broker or bank, provided they have determined to household proxy materials.

COMMUNICATIONS WITH DIRECTORS AND DIRECTOR ATTENDANCE AT STOCKHOLDER MEETINGS.

The Company’s policy is to ask directors to attend the annual meeting of stockholders, and all of the directors attended last year's Annual Meeting.  Stockholders may communicate directly with board members by writing the board or individual board members in care of the Company’s Secretary at the Company’s executive offices.  Letters should be addressed as follows: Name of director - In care of Marta Myers, Secretary - MGP Ingredients, Inc. – Cray Business Plaza, 100 Commercial Street, P.O. Box 130 - Atchison, Kansas 66002.

ANNUAL REPORT ON FORM 10-K

A copy of the Company's Annual Report on Form 10-K to the Securities and Exchange Commission will be furnished to stockholders without charge upon written request directed to Marta Myers, Corporate Secretary, MGP Ingredients, Inc., Cray Business Plaza, 100 Commercial Street, P.O. Box 130, Atchison, Kansas  66002-0130.  The Form 10-K and other reports that the Company files with the Securities and Exchange Commission may also be obtained through the Internet at www.mgpingredients.com.

By Order of the Board of Directors

John R. Speirs Chairman of the Board

  September 26, 2011

Cray Business Plaza
100 Commercial Street
P.O. Box 130
Atchison, Kansas  66002-0130
Phone:  913-367-1480
www.mgpingredients.com

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945	COMPANY #

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes
the named proxies to vote your shares in
the same manner as if you marked,
signed and returned your proxy card.

INTERNET – www.eproxy.com/mgpi Use the Internet to vote your proxy until 12:00 p.m. (CT) on October 19, 2011.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on October 19, 2011.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

↓  Please detach here  ↓

The Board of Directors recommends that you Vote FOR the nominee listed in Item 1.

1.	Election of one Group A Director	01 Gary Gradinger	[ ] Vote FOR	[ ] Vote WITHHELD
	for a term expiring in 2014.		the nominee	from the nominee

The Board of Directors recommends you vote FOR proposals 2 and 3.

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered	[ ] For	[ ] Against	[ ] Abstain
public accounting firm for the transition period ended December 31, 2011.

3.	To approve, on an advisory basis, the compensation of the Company’s	[ ] For	[ ] Against	[ ] Abstain
named executive officers.

The Board of Directors recommends you vote 1 YEAR on the following proposal:

4.	To approve, on an advisory basis, the frequency of the advisory	[ ] 1 Year	[ ] 2 Years	[ ] 3 Years	[ ] Abstain
stockholder vote on the compensation of the Company’s named
executive officers.

5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please indicate if you plan to attend this meeting. [ ]	Date _________________________

Address Change? Mark box, sign, and indicate changes below:  [  ]

Signature(s) in Box

Please sign exactly as your name(s) appears
on Proxy. If held in joint tenancy, all persons
should sign. Trustees, administrators, etc.
should include title and authority.
Corporations should provide full name of
corporation and title of authorized officer
signing the Proxy.

MGP INGREDIENTS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, October 20, 2011

10:00 a.m.

Presbyterian Community Center
401 Santa Fe
Atchison, KS 66002

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Proxy/Voting Instruction Card

THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY. The undersigned appoints Timothy W. Newkirk, John R. Speirs and Don Tracy, or any of them, each with full power to appoint his substitute, proxies to vote, in the manner specified on the reverse hereof, all of the shares of Common Stock of MGP Ingredients, Inc. held by the undersigned at the Annual Meeting of Stockholders to be held on October 20, 2011, or at any adjournment thereof.

This Proxy is revocable and it shall not be voted if the undersigned is present and voting in person.

IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, THE SHARES WILL BE VOTED “FOR” THE NOMINEE UNDER PROPOSAL 1, FOR PROPOSAL 2 AND 3 AND FOR “ONE YEAR” IN PROPOSAL 4. This proxy will also be voted in accordance with the discretion of the proxy or proxies on any other business.

VOTING INSTRUCTION. To participants in the MGP Ingredients, Inc. Employee Stock Purchase Plan (the “ESPP”): This proxy/voting instruction card constitutes your voting instructions to the Plan Administrator, Wells Fargo, to vote in the manner specified on the reverse hereof, all of the shares of Common Stock of MGP Ingredients, Inc. held by the ESPP and allocated to the account of the undersigned at the Annual Meeting of Stockholders to be held on October 20, 2011, or at any adjournment thereof.

IF YOU ARE A PARTICIPANT IN THE ESPP AND DO NOT DIRECT HOW THE ESPP SHARES SHOULD BE VOTED, THE PLAN ADMINISTRATOR WILL NOT VOTE THESE ESPP SHARES.

The undersigned has received the Company’s Annual Report for 2011 and its Proxy Statement

See reverse for voting instructions.

MGP INGREDIENTS, INC.	PROXY

Cray Business Plaza, 100 Commercial Street, Atchison, Kansas 66002	PREFERRED STOCK

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Timothy W. Newkirk, John R. Speirs and Don Tracy, or any of them, each with full power to appoint his substitute, proxies to vote, in the manner specified on the reverse hereof, all of the shares of Preferred Stock of MGP Ingredients, Inc. held by the undersigned at the Annual Meeting of Stockholders to be held on October 20, 2011, or at any adjournment thereof.

The undersigned has received the Company’s Annual Report for 2011 and its Proxy Statement.

This Proxy is revocable and it shall not be voted if the undersigned is present and voting in person.

Stockholder’s Signature

Stockholder’s Signature

Dated
Please sign exactly as you name(s) appear above. Joint owners should each sign. Executors, trustees, custodian, etc., should indicate the capacity in which they are signing.

PLEASE RETURN THIS PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE.

(Continued from other side)

The Board of Director recommends a vote FOR the nominees listed in Item 1.

1.	Election of two Group B Directors for terms expiring in 2014. The Board of Directors has nominated:

Timothy W. Newkirk	Karen Seaberg

[ ] FOR both Nominees	[ ] AUTHORITY WITHHELD from both Nominees

[ ] AUTHORITY WITHHELD from the following Nominee: ______________

The Board of Directors recommends you vote FOR proposals 2 and 3		For	Against	Abstain

2.	To ratify the appointment of KPMG LLP as the Company's	[ ]	[ ]	[ ]
independent registered public accounting firm for the
transition period ended December 31, 2011.

3.	To approve, on an advisory basis, the compensation of the	[ ]	[ ]	[ ]
Company's named executive officers

The Board of Directors recommends you vote 1 YEAR on the following proposal		1 year	2 years	3 years	Abstain

4.	To approve, on an advisory basis, the frequency of the	[ ]	[ ]	[ ]	[ ]
advisory stockholder vote on the compensation
of the Company's named executive officers.

5.	In their discretion, the Trustees are authorized to vote upon such other business as may properly come before the meeting.

IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, THE SHARES WILL BE VOTED “FOR” THE NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2 AND 3 AND FOR "ONE YEAR" IN PROPOSAL 4. This proxy will also be voted in accordance with the discretion of the proxy or proxies on any other business.

 BE SURE TO SIGN AND DATE THE REVERSE SIDE OF THIS CARD.

September 26, 2011

TO:	Participants in the
Employee Stock Ownership Plan

Provisions of the Employee Stock Ownership Plan (the “Plan”) entitle participants to instruct the Trustees of the Plan as to the voting of MGP Ingredients, Inc. Common Stock allocated to the accounts of participants.  Accordingly, please find enclosed a form of instruction card that will permit you to direct the Trustees as to the voting of Common Stock allocated to your accounts in the Plan with respect to proposals to be acted upon at the Annual Meeting of Stockholders of the Company to be held on October 20, 2011.

We are also enclosing a copy of the Company’s Annual Report for 2011 and its Proxy Statement, unless you are being mailed one as a record holder of Common Stock.

Please promptly complete and sign the instruction card and return it in the enclosed envelope.

Thank you.

Very truly yours,

/s/ John R. Speirs Chairman of the Board

MGP INGREDIENTS, INC. EMPLOYEE STOCK OWNERSHIP PLAN
c/o MGP Ingredients, Inc.
Cray Business Plaza, 100 Commercial Street, Atchison, Kansas 66002

INSTRUCTIONS FOR THE VOTING OF MGP INGREDIENTS, INC. COMMON STOCK

The undersigned hereby instructs Timothy W. Newkirk, David E. Rindom, Randall M. Schrick and Don Tracy, as Trustees of the Employee Stock Ownership Plan indicated below (the “ESOP”), or any of them, to vote, in the manner specified on the reverse hereof, all of the shares of Common Stock of MGP Ingredients, Inc. held by the ESOP and allocated to the account of the undersigned at the Annual Meeting of Stockholders to be held on October 20, 2011, or at any adjournment thereof.

The undersigned has received the Company’s Annual Report for 2011 and its Proxy Statement.

Name of ESOP:  Midwest Grain Products, Inc. ESOP

Accountholder’s Signature

Accountholder	Dated:

Number of Shares Allocated to Account:

PLEASE RETURN THIS INSTRUCTION CARD PROMPTLY IN THE ACCOMPANYING ENVELOPE.

(Continued from other side)

The Board of Director recommends a vote FOR the nominee listed in Item 1.

1.	Election of one Group A Director for a term expiring in 2014. The Board of Directors has nominated:

Gary Gradinger

[ ] FOR Nominee	[ ] AUTHORITY WITHHELD from Nominee

The Board of Directors recommends you vote FOR proposals 2 and 3		For	Against	Abstain

2.	To ratify the appointment of KPMG LLP as the Company's	[ ]	[ ]	[ ]
independent registered public accounting firm for the
transition period ended December 31, 2011.

3.	To approve, on an advisory basis, the compensation of the	[ ]	[ ]	[ ]
Company's named executive officers

The Board of Directors recommends you vote 1 YEAR
on the following proposal		1 year	2 years	3 years	Abstain

4.	To approve, on an advisory basis, the frequency of the	[ ]	[ ]	[ ]	[ ]
advisory stockholder vote on the compensation
of the Company's named executive officers.

5.	In their discretion, the Trustees are authorized to vote upon such other business as may properly come before the meeting.

IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, THE SHARES WILL BE VOTED “FOR” THE NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2 AND 3 AND FOR "ONE YEAR" IN PROPOSAL 4. This proxy will also be voted in accordance with the discretion of the proxy or proxies on any other business.

 BE SURE TO SIGN AND DATE THE REVERSE SIDE OF THIS CARD.